                                                                    EXHIBIT 99.1
                                                                    ------------

Omnicare, Inc. o 100 East RiverCenter Boulevard o Covington, Kentucky 41011
                        o 859/392-3300 o 859/392-3360 Fax

      Omnicare                                                      news release
--------------------------------------------------------------------------------

[OMNICARE LOGO]                                                CONTACT:
                                                               Cheryl D. Hodges
                                                               (859) 392-3331

                  Omnicare Reports Second-Quarter 2004 Results
                          and Revises Earnings Guidance

COVINGTON, Ky., July 26, 2004 - Omnicare, Inc. (NYSE:OCR), a leading provider of pharmaceutical care for the elderly, reported today financial results for its second-quarter ended June 30, 2004 versus the comparable prior-year period, as follows:

     o   Earnings per diluted share increased 32% to 58 cents
     o   Net income rose 39% to $60.5 million
     o Earnings before interest, income taxes, depreciation and amortization (EBITDA) increased 22% to $126.0 million
     o   Sales grew 20% to $1,010.6 million

         Results for the second quarter of 2003 included a previously announced special charge of $4.1 million pretax ($2.5 million aftertax) relating to the early redemption of a portion of the Company's 5% convertible subordinated debentures prior to June 30, 2003. Adjusting for this special item in the prior-year period, results for the quarter ended June 30, 2004 were as follows:

     o   Adjusted earnings per diluted share increased 23% to 58 cents
     o   Adjusted net income rose 31% to $60.5 million
     o   EBITDA increased 22% to $126.0 million
     o   Sales grew 20% to $1,010.6 million

         Commenting on the results for the quarter, Joel F. Gemunder, Omnicare's president and chief executive officer said, "While we saw increases in sales of 20% and in adjusted diluted earnings per share of 23%, for the second quarter of 2004, our earnings were below our expectations as well as those of Wall Street. In analyzing this quarter's results, we believe our anticipated earnings growth was affected by the cumulative impact of a variety of external factors, in particular intensified pricing pressures and drug pricing issues and an unexpected shift in our payor mix toward Medicaid during the quarter that impacted the margins in our institutional pharmacy business. In light of these factors, we have revised our outlook for the year and now expect diluted earnings per share to be in the range of $2.35 to $2.45 for 2004.

         "We have begun taking aggressive actions to ameliorate the impact of these external factors and restore margins. We are realigning our operating costs to adjust to the current dynamic in pricing, including the acceleration of initiatives to reduce costs and enhance productivity as well as putting into place innovative new purchasing programs. We will also accelerate the implementation of several longer-term initiatives to take advantage of the inherent strength and leverage of our pharmacy business's national platform, including using an advanced "hub and spoke" system and increased utilization of our two centralized repackaging facilities. As the year progresses, we also expect to realize the full synergies from both purchasing and consolidation savings for acquisitions completed in 2004.

         "Our growth strategy over the years has enabled us to substantially increase the size of our core pharmacy business with the ability to generate substantial economies of scale and enhance our comparative cost advantages. This has helped mitigate reimbursement risks while strengthening our position, maximizing cash flow generation and enhancing the efficiency of our operations.

         "We view the current situation as a rough patch, the type of which we've managed through before, and which we are confident we will address successfully and efficiently. The long-term fundamentals underpinning Omnicare's business remain intact and we believe our company's strategy continues to be sound and appropriate," said Gemunder.

Financial Position
         "Our ongoing focus on enhancing cash flow continued during the second quarter," said Gemunder. "Cash flow from operations for the second quarter ended June 30, 2004 was $66.0 million as compared with $23.8 million for the first quarter ended March 31, 2004. In the first quarter of 2004, a broad-based slowdown occurred in payments from the Illinois Department of Public Aid (Illinois Medicaid), impacting cash flow by approximately $29 million. We are pleased to report that Illinois Medicaid released funds in the second quarter of 2004, allowing us to recover the full $29 million that had been delayed in the prior quarter. Lastly, as reported in the first quarter of 2004, a statewide administrative backup in the transfer of Medi-Cal provider numbers, which affected the California-based pharmacies acquired in the SunScript acquisition and other acquisitions, created a temporary delay in cash receipts of approximately $19 million. The delay continued during the second quarter of 2004, which has now resulted in approximately $24 million being temporarily delayed by the state of California. We expect to receive these funds in due course.

         "Nonetheless, the strength of our cash flow during the quarter allowed us to continue our capital deployment strategies in acquisition efforts, advance purchases of pharmaceuticals (pre-buys) and paying down debt. Pre-buys for the second quarter of 2004 were $48.1 million as compared with $25.6 million for the first quarter of 2004. Furthermore, we paid down $29.1 million in bank debt during the second quarter of 2004."

         Cash flow from operations for the quarter ended June 30, 2004 was $66.0 million as compared with $114.7 million in the prior-year quarter. As noted above, Omnicare received the full $29 million in delayed payments from Illinois Medicaid in the current quarter and similarly, in the quarter ended June 30, 2003, $51 million in payments from Illinois Medicaid were received that had previously been delayed. Furthermore, as previously mentioned, pre-buys in the quarter ended June 30, 2004 were $48.1 million as compared with $33.2 million for the quarter ended June 30, 2003.

         During the quarter ended June 30, 2004, the Company maintained a strong financial position with cash balances of approximately $175 million and total debt-to-total capitalization of 39.4%, down 840 basis points from the comparable prior-year quarter and 140 basis points down from the first quarter of 2004.

         To facilitate comparisons and to enhance the understanding of core operating performance, certain discussion herein includes financial measures that are adjusted from the comparable amount under Generally Accepted Accounting Principles (GAAP) to exclude the impact of the above-mentioned special item. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the Company's Web site at www.omnicare.com.

Institutional Pharmacy Business
         Omnicare's institutional pharmacy business generated record sales of $976.8 million for the second quarter of 2004, 22% higher than the $802.8 million reported in the comparable prior-year quarter of 2003. Operating income in this business reached $120.5 million, 26% higher than the $95.8 million recorded in the second quarter of 2003. At June 30, 2004, Omnicare served approximately 1,054,000 beds versus approximately 938,000 at June 30, 2003, an increase of approximately 12%.

         "The year-over-year growth in our pharmacy business is the product of aggressive execution of our acquisition strategy. Not only did we benefit from the acquisitions and related integration efforts in 2003, we have also increased the number of beds served through a number of smaller acquisitions throughout the first half of 2004," said Gemunder. "Also contributing to year-over-year growth was the expansion of our clinical and other service programs as well as further market penetration of newer branded drugs and drug price inflation, offset in part by increasing use of generic drugs and the previously-mentioned pricing issues.

         "On a sequential basis, our results were impacted by margin compression resulting primarily from increased competitive pricing and drug-specific pricing issues under various state Medicaid programs. While we have not recently seen a significant increase in the number of legislative changes in Medicaid pharmacy reimbursement formulas, many states have used their broad administrative powers to limit or reduce drug-specific prices on generic drugs, often with limited or no prior public notice. These factors, along with the shift in payor mix toward lower-margin Medicaid business, resulted in sequentially lower margins for the quarter. Then too, the full synergies from both purchasing and consolidation savings for acquisitions completed in 2004 have yet to be realized. We expect such synergies to be realized over the balance of the year.

         "As we have done successfully in the past, we are committed to addressing the intensified pricing pressures and Medicaid issues we are seeing in institutional pharmacy. We are realigning our operating costs to bring them in line with the current pricing dynamics. We are doing this through the acceleration of our cost reduction and productivity enhancement initiatives and through innovative procurement programs we have already implemented, which are yielding cost savings beyond previous expectations. As also mentioned earlier, we will accelerate several longer-term plans to realize substantial operating efficiencies, including the rollout of a "hub and spoke" configuration for our pharmacy business beginning in select markets and specific measures to increase the utilization of our two centralized repackaging facilities to benefit our local pharmacies," Gemunder commented.

         "These initiatives are in place or are in the process of being implemented and their impact is expected to have a gradual positive effect on our results as we progress through this year and next year.

         "Then too, we believe that realizing the synergies from the number of smaller acquisitions we have made year-to-date will have a positive impact on our margins over the balance of the year. That said, we plan to continue to be aggressive in our acquisition program as industry consolidation makes even more strategic and economic sense today. Longer term, we see growth in our higher margin businesses such as specialty pharmacy services and pharmaceutical informatics also having a salutary impact on margins," commented Gemunder.

CRO Business
         Omnicare Clinical Research, the Company's contract research (CRO) business, generated revenues of $33.8 million on a GAAP basis for the second quarter of 2004, versus the comparable prior-year quarter's revenues of $41.2 million. Included in both periods were reimbursable out-of-pocket expenses, totaling $4.5 million in the 2004 period and $5.9 million in the 2003 period. Excluding these reimbursable out-of-pocket expenses, adjusted revenues were $29.3 million versus the $35.4 million recorded on this basis in the 2003 period. Operating income in the second quarter of 2004 was $3.3 million versus the $4.5 million earned during the prior-year period. Backlog in our CRO business at June 30, 2004 grew to approximately $200 million.

         "Our CRO business performed in line with our expectations for the quarter against tough year-over-year comparisons," said Gemunder. "Performance on a sequential basis continued to show improvement in profitability. During the quarter, we saw solid new business wins and our PeriApproval and Geriatric Clinical Studies Unit continued to exceed growth expectations. These factors, combined with productivity improvements and cost reduction efforts, point to improving performance during the second half of the year.

         "While our CRO business at times experiences short-term volatility, we see a positive long-term outlook in Omnicare Clinical Research as we benefit from the streamlining and globalization of our business, our unique capabilities in the geriatric market and the strength of our presence in the overall drug development marketplace."

Six Month Results
         Financial results for the six months ended June 30, 2004, as compared with the same period of 2003, were as follows:

     o   Earnings per diluted share increased 37% to $1.18
     o   Net income rose 48% to $123.9 million
     o   EBITDA grew 30% to $256.0 million
     o   Sales grew 21% to $1,992.9 million

         The first half of 2003 included the previously discussed charge of $4.1 million pretax related to the early redemption of the 5% convertible notes. Adjusting for this special item in the prior-year period, results for the first half of 2004 were as follows:

     o   Adjusted earnings per diluted share increased 34% to $1.18
     o   Adjusted net income rose 43% to $123.9 million
     o   EBITDA grew 30% to $256.0 million
     o   Sales grew 21% to $1,992.9 million

         For the 2004 year-to-date period, cash flow from operations on a GAAP basis was $89.8 million, versus the $120.0 million generated in the first half of 2003. Both periods reflect second quarter pre-buys of $48.1 million in 2004 and $33.2 million in 2003.

NeighborCare Transaction
         On June 4, 2004, Omnicare commenced a tender offer for all of the outstanding shares of the common stock of NeighborCare, Inc. (NASDAQ: NCRX) for $30.00 per share in cash. Omnicare's tender offer price represents a 70% premium over NeighborCare's closing stock price on May 21, the last day of trading before Omnicare's proposed offer to acquire NeighborCare was made public on May
24. It also represents a 40% premium over the 30-day trading average prior to the announcement of the offer, a 30% premium to Wall Street's median price target for NeighborCare's stock over the next 12 months (based on stock price targets immediately prior to the announcement of Omnicare's offer) and $4.00 more per share than NeighborCare's previous all-time high.

         On July 13, 2004, Omnicare announced that it received a request for additional information from the Federal Trade Commission (FTC) relating to its filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) in connection with its tender offer for NeighborCare. The request extends the waiting period under the HSR Act during which the FTC is permitted to review the proposed transaction until 10 days after Omnicare has substantially complied with the request. Omnicare will continue to work with the FTC with respect to the filing.

         The company's tender offer is scheduled to expire at 5:00 p.m., New York City time, on July 30, 2004, unless extended.

         Commenting on the tender offer for NeighborCare, Mr. Gemunder said, "We remain as committed as ever to the acquisition of NeighborCare, which continues to make compelling business sense. In fact, the generation of economies of scale in our industry through consolidation has been and will continue to be a major part of the solution to maintaining quality of care while addressing ongoing pricing or reimbursement pressures and the need to contain overall healthcare costs."

Industry Outlook

         "While we continue to see relative stability in the long-term care industry, we continue to monitor key issues related to healthcare funding, including the efforts of state Medicaid programs to contain or reduce costs through the legislative process or by other means, the escalation in drug costs owing to higher utilization among seniors and the introduction of new, more efficacious, albeit more expensive, medications, offset somewhat by increasing use of generic medications."

         Gemunder also noted that the first draft of regulations governing the implementation of the Medicare drug benefit, signed into law in December 2003 and effective in 2006, is expected to be made public soon and until such regulations can be fully reviewed, it remains difficult to predict the impact or outcome of this legislation or of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs. "We believe, however, that our extensive experience in geriatric pharmaceutical care, the expertise we have developed in pharmaceutical case management and our vast database on drug utilization and outcomes in the elderly have positioned us well as the implementation of the Medicare drug benefit develops.

         "Pharmaceuticals remain the most cost-effective means of treating the chronic illnesses of the frailest members of our society and, as such, should be considered nondiscretionary expenditures and should be appropriately funded. The geriatric pharmaceutical business offers meaningful solutions to containing healthcare costs while ensuring the well-being of the nation's growing elderly population," concluded Gemunder.

Webcast Today


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


         Omnicare will hold a conference call to discuss second-quarter results Monday, July 26 at 10:00 a.m. ET. The conference call will be webcast live at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls", and will be accessible by telephone at the following numbers:
     Calling from the United States or Canada:  888-634-8522
     Calling from other countries: 706-634-6522
     Reference: Omnicare

         An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

         Omnicare, a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,054,000 beds in 47 states and the District of Columbia, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 29 countries worldwide.

In addition to historical information, this report contains certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of management's views and assumptions regarding business performance as of the time the statements are made, and management does not undertake any obligation to update these statements. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words) and all statements which are not statements of historical fact. Forward-looking statements in this report include, but are not limited to, the following: expectations concerning the Company's financial performance, results of operations, sales, earnings or business outlook; trends in the long-term healthcare and contract research industries generally; expectations concerning the Company's ability to leverage its core business; anticipated growth in alternative institutional markets such as correctional facilities, mental health and personal care or supportive living facilities; expectations concerning continued relative stability in the operating environment in the long-term care industry; the ability to leverage the Company's CRO business and its core pharmacy business as anticipated; volatility in the CRO business; anticipated business performance of the CRO; expectations in the CRO business resulting from streamlining and globalization efforts, the Company's unique capabilities in the geriatric market and strength of presence in the drug development marketplace; trends in healthcare funding issues, including, but not limited to, state Medicaid budgets, enrollee eligibility, escalating drug prices due to higher utilization among seniors and the aging of the population; expectations concerning increasing Medicare admissions and improving occupancy rates; the introduction of more expensive medications and the increasing use of generic medications; the impact of any changes in healthcare policy relating to the future funding of the Medicaid and Medicare programs; the cost-effectiveness of pharmaceuticals in treating chronic illnesses for the elderly; the impact of the Medicare drug benefit, signed into law in December 2003 and effective in 2006, and its implementing regulations; the effect of any changes and considerations in long-term healthcare funding policies for Medicare and Medicaid programs; the ability of the Company to utilize its expertise in geriatric pharmaceutical care and pharmaceutical cost management and its database on drug utilization and outcomes in the elderly to meet the anticipated challenges of the healthcare environment and the implementation of the Medicare drug benefit; the effectiveness of the Company's growth strategy in allowing the Company to maximize cash flow, maintain a strong financial position, enhance the efficiency of its operations and continue to develop the Company's franchise in the geriatric pharmaceutical market; the ability of expansion in the Company's core business to provide the Company greater ability to leverage its clinical services and information business, thereby enhancing cost advantages in the institutional pharmacy market; and expectations concerning opportunities for future growth. These forward-looking statements, together with other statements that are not historical, involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of the Company, include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and contract research industries; competition in the pharmaceutical, long-term care and contract research industries; the impact of consolidation in the pharmaceutical and long-term care industries; trends in long-term care occupancy rates and demographics; the ability to attract new clients and service contracts and retain existing clients and service contracts; trends for the continued growth of the Company's businesses; expectations concerning the development and performance of the Company's informatics business; the effectiveness of the Company's formulary compliance program; trends in drug pricing, including the impact and pace of pharmaceutical price increases; delays and reductions in reimbursement by the government and other payors to customers and to the Company as a result of pressures on federal and state budgets or for other reasons; the overall financial condition of the Company's customers; the ability of the Company to assess and react to the financial condition of its customers; the effectiveness of the Company's pharmaceutical purchasing programs and its ability to obtain discounts and manage pharmaceutical costs; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies and the ability to realize anticipated sales, economies of scale, cost synergies and profitability; the continued availability of suitable acquisition candidates; pricing and other competitive factors in the industry; increases or decreases in reimbursement rates and the impact of other cost control measures; the impact on the Company's sales, profits and margins resulting from market trends in the use of newer branded drugs versus generic drugs; the number and usage of generic drugs and price competition in the drug marketplace; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the demand for the Company's products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the ability to benefit from streamlining and globalization efforts at the CRO; trends concerning CRO backlog; the effectiveness of the Company's implementation and expansion of its clinical and other service programs; the effect of new legislation, government regulations, and/or executive orders, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; the impact of the Medicare drug benefit and its implementing regulations; legislation and regulations affecting payment and reimbursement rates for skilled nursing facilities; trends in federal and state budgets and their impact on Medicaid reimbursement rates; government budgetary pressures and shifting priorities; the Company's ability to adjust to federal and state budget shortfalls; efforts by payors to control costs; the failure of the Company or the long-term care facilities it serves to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to the CRO business for regulatory or other reasons; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates pertaining to employee benefit plans; events or circumstances which result in an impairment of goodwill; market conditions; the outcome of audit, compliance, administrative or investigatory reviews; volatility in the market for the Company's stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and other risks and uncertainties described in the Company's reports and filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company's actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements.



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Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information on Omnicare, Inc., visit www.omnicare.com.

                                       ###


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Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

                                                     Three Months Ended                           Six Months Ended
                                                           June 30,                                   June 30,
                                               -------------------------------            --------------------------------
                                                   2004                2003                   2004                 2003
                                               -----------          ----------            -----------          -----------
Sales                                          $ 1,006,053          $  838,183            $ 1,983,795          $ 1,635,936
Reimbursable out-of-pockets (a)                      4,544 (a)           5,850 (a)              9,081 (a)           13,958 (a)
                                               -----------          ----------            -----------          -----------
Total net sales                                  1,010,597             844,033              1,992,876            1,649,894
                                               -----------          ----------            -----------          -----------
Cost of sales                                      750,433             617,206              1,473,507            1,206,998
Reimbursed out-of-pocket expenses (a)                4,544 (a)           5,850 (a)              9,081 (a)           13,958 (a)
                                               -----------          ----------            -----------          -----------
Total direct costs                                 754,977             623,056              1,482,588            1,220,956
                                               -----------          ----------            -----------          -----------
Gross profit                                       255,620             220,977                510,288              428,938
Selling, general and administrative expenses       143,327             130,090                281,989              257,018
                                               -----------          ----------            -----------          -----------
Operating income                                   112,293              90,887                228,299              171,920
Investment income                                      905               1,166                  1,539                1,754
Interest expense                                   (17,243)            (21,875)(b)            (33,955)             (38,331)(b)
                                               -----------          ----------            -----------          -----------
Income before income taxes                          95,955              70,178                195,883              135,343
Income taxes                                        35,501              26,677                 71,938               51,419
                                               -----------          ----------            -----------          -----------
Net income                                     $    60,454          $   43,501 (b)        $   123,945          $    83,924 (b)
                                               ===========          ==========            ===========          ===========

Earnings per share ("EPS"): (c)
      Basic                                    $      0.58          $     0.45 (b)        $      1.19          $      0.88 (b)
                                               ===========          ==========            ===========          ===========
      Diluted                                  $      0.58          $     0.44 (b)(d)     $      1.18          $      0.86 (b)(d)
                                               ===========          ==========            ===========          ===========

Weighted average number of common
   shares outstanding:
      Basic                                        103,996              96,034                103,727               95,215
                                               ===========          ==========            ===========          ===========
      Diluted                                      105,002             102,925 (d)            104,888              103,372 (d)
                                               ===========          ==========            ===========          ===========




The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, Non-GAAP Basis (e)
Excluding EITF No. 01-14 and Special Item
(000s, except per share amounts)
Unaudited

                                                     Three Months Ended                           Six Months Ended
                                                          June 30,                                    June 30,
                                               -------------------------------            --------------------------------
                                                   2004                2003                   2004                 2003
                                               -----------          ----------            -----------          -----------
Adjusted sales                                 $ 1,006,053 (f)      $  838,183 (f)        $ 1,983,795 (f)      $ 1,635,936 (f)
Adjusted cost of sales                             750,433 (f)         617,206 (f)          1,473,507 (f)        1,206,998 (f)
                                               -----------          ----------            -----------          -----------
Gross profit                                       255,620             220,977                510,288              428,938
Selling, general and administrative expenses       143,327             130,090                281,989              257,018
                                               -----------          ----------            -----------          -----------
Operating income                                   112,293              90,887                228,299              171,920
Investment income                                      905               1,166                  1,539                1,754
Interest expense                                   (17,243)            (17,806)(g)            (33,955)             (34,262)(g)
                                               -----------          ----------            -----------          -----------
Adjusted income before income taxes                 95,955              74,247                195,883              139,412
Income taxes                                        35,501              28,223                 71,938               52,965
                                               -----------          ----------            -----------          -----------
Adjusted net income                            $    60,454          $   46,024 (g)        $   123,945          $    86,447 (g)
                                               ===========          ==========            ===========          ===========

Adjusted EPS: (c)
      Basic                                    $      0.58          $     0.48 (g)        $      1.19          $      0.91 (g)
                                               ===========          ==========            ===========          ===========
      Diluted                                  $      0.58          $     0.47 (d)(g)     $      1.18          $      0.88 (d)(g)
                                               ===========          ==========            ===========          ===========

Weighted average number of common
   shares outstanding:
      Basic                                        103,996              96,034                103,727               95,215
                                               ===========          ==========            ===========          ===========
      Diluted                                      105,002             102,925 (d)            104,888              103,372 (d)
                                               ===========          ==========            ===========          ===========




The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (e)
Excluding EITF No. 01-14
(000s)
Unaudited

                                                                                           Corporate
                                                    Pharmacy            CRO                   and            Consolidated
                                                    Services          Services           Consolidating          Totals
                                                   -----------        --------           -------------       ------------
Three Months Ended June 30, 2004:
---------------------------------
Adjusted sales                                     $   976,768        $ 29,285 (f)        $         -         $ 1,006,053 (f)
                                                   ===========        ========            ===========         ===========


Operating income                                   $   120,549        $  3,268            $   (11,524)        $   112,293

Depreciation and amortization                           12,774             354                    615              13,743
                                                   -----------        --------            -----------         -----------
Earnings before interest, income taxes,
   depreciation and amortization ("EBITDA") (h)    $   133,323        $  3,622            $   (10,909)        $   126,036
                                                   ===========        ========            ===========         ===========


Three Months Ended June 30, 2003:
---------------------------------

Adjusted sales                                     $   802,828        $ 35,355 (f)        $         -         $   838,183 (f)
                                                   ===========        ========            ===========         ===========


Operating income                                   $    95,825        $  4,485            $    (9,423)        $    90,887

Depreciation and amortization                           11,626             483                    579              12,688
                                                   -----------        --------            -----------         -----------

EBITDA (h)                                         $   107,451        $  4,968            $    (8,844)        $   103,575
                                                   ===========        ========            ===========         ===========

Six Months Ended June 30, 2004:
-------------------------------

Adjusted sales                                     $ 1,925,281        $ 58,514 (f)        $         -         $ 1,983,795 (f)
                                                   ===========        ========            ===========         ===========


Operating income                                   $   243,979        $  6,476            $   (22,156)        $   228,299

Depreciation and amortization                           25,742             701                  1,227              27,670
                                                   -----------        --------            -----------         -----------

EBITDA (h)                                         $   269,721        $  7,177            $   (20,929)        $   255,969
                                                   ===========        ========            ===========         ===========


Six Months Ended June 30, 2003:
-------------------------------

Adjusted sales                                     $ 1,565,982        $ 69,954 (f)        $         -         $ 1,635,936 (f)
                                                   ===========        ========            ===========         ===========


Operating income                                   $   181,195        $  9,215            $   (18,490)        $   171,920

Depreciation and amortization                           23,374             901                  1,174              25,449
                                                   -----------        --------            -----------         -----------

EBITDA (h)                                         $   204,569        $ 10,116            $   (17,316)        $   197,369
                                                   ===========        ========            ===========         ===========




The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000s)
Unaudited

                                                                                            June 30,         December 31,
                                                                                              2004               2003
                                                                                          -----------         -----------
ASSETS
Cash and cash equivalents                                                                 $   169,702         $   187,413
Restricted cash                                                                                 5,777                 714
Deposit with drug wholesaler                                                                   44,000                   -
Accounts receivable, net                                                                      732,593             678,255
Unbilled receivables                                                                           12,551              15,281
Inventories                                                                                   317,023             326,550
Deferred income tax benefits and other current assets                                         221,466             174,875
                                                                                          -----------         -----------
      Total current assets                                                                  1,503,112           1,383,088
                                                                                          -----------         -----------
Properties and equipment, net                                                                 146,195             148,307
Goodwill                                                                                    1,783,183           1,690,558
Other noncurrent assets                                                                       193,371             173,068
                                                                                          -----------         -----------
      Total assets                                                                        $ 3,625,861         $ 3,395,021
                                                                                          ===========         ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                                          $   296,025         $   296,089
Deferred revenue                                                                               13,673              22,454
Current debt                                                                                   24,748              20,709
Other current liabilities                                                                     124,884             123,508
                                                                                          -----------         -----------
      Total current liabilities                                                               459,330             462,760
                                                                                          -----------         -----------
Long-term debt                                                                                183,567             135,855
8.125% senior subordinated notes, due 2011                                                    375,000             375,000
6.125% senior subordinated notes, net, due 2013                                               221,959             226,822
4.0% contingent convertible notes, due 2033                                                   345,000             345,000
Deferred income taxes and other noncurrent liabilities                                        226,703             173,560
                                                                                          -----------         -----------
      Total liabilities                                                                     1,811,559           1,718,997
                                                                                          -----------         -----------
Stockholders' equity                                                                        1,814,302           1,676,024
                                                                                          -----------         -----------
      Total liabilities and stockholders' equity                                          $ 3,625,861         $ 3,395,021
                                                                                          ===========         ===========




The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statements of Cash Flows, GAAP Basis
(000s)
Unaudited

                                                                                         Three Months          Six Months
                                                                                                Ended June 30, 2004
                                                                                         --------------------------------
Cash flows from operating activities:
Net income                                                                                $    60,454         $   123,945
Adjustments to reconcile net income to net cash
   flows from operating activities:
      Depreciation                                                                              8,981              18,062
      Amortization                                                                              4,762               9,608
      Provision for doubtful accounts                                                          11,414              21,890
      Deferred tax provision                                                                   10,279              25,087
Changes in assets and liabilities, net of effects
   from acquisition of businesses                                                             (29,857)           (108,801)
                                                                                          -----------         -----------
      Net cash flows from operating activities                                                 66,033              89,791
                                                                                          -----------         -----------

Cash flows from investing activities:
Acquisition of businesses                                                                     (38,707)           (144,643)
Capital expenditures                                                                           (4,769)             (9,837)
Other                                                                                              26              (5,002)
                                                                                          -----------         -----------
      Net cash flows from investing activities                                                (43,450)           (159,482)
                                                                                          -----------         -----------

Cash flows from financing activities:
Borrowings on line of credit facility                                                          75,000             190,000
Payments on line of credit facility and term A loan                                          (104,103)           (138,206)
Proceeds from/(payments on) long-term borrowings and obligations                                    9                 (43)
Proceeds from stock awards and exercise of stock options and
   warrants, net of stock tendered in payment                                                   5,141               6,213
Dividends paid                                                                                 (2,347)             (4,680)
                                                                                          -----------         -----------
      Net cash flows from financing activities                                                (26,300)             53,284
                                                                                          -----------         -----------

Effect of exchange rate changes on cash                                                          (650)             (1,304)
                                                                                          -----------         -----------

Net decrease in cash and cash equivalents                                                      (4,367)            (17,711)
Cash and cash equivalents at beginning
   of period - unrestricted                                                                   174,069             187,413
                                                                                          -----------         -----------
Cash and cash equivalents at
   end of period - unrestricted                                                           $   169,702         $   169,702
                                                                                          ===========         ===========




The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (e)
(000s)
Unaudited

                                                                      Three Months Ended June 30,        Six Months Ended June 30,
                                                                      ---------------------------       --------------------------
                                                                         2004             2003             2004             2003
                                                                      ---------        ---------        ---------        ---------
Adjusted income before income taxes:
      Income before income taxes                                      $  95,955        $  70,178        $ 195,883        $ 135,343
      Special item (i)                                                        -            4,069                -            4,069
                                                                      ---------        ---------        ---------        ---------
           Adjusted income before income taxes (i)                    $  95,955        $  74,247        $ 195,883        $ 139,412
                                                                      =========        =========        =========        =========
Adjusted net income:
      Net income                                                      $  60,454        $  43,501        $ 123,945        $  83,924
      Special item, net of taxes (i)                                          -            2,523                -            2,523
                                                                      ---------        ---------        ---------        ---------
           Adjusted net income (i)                                    $  60,454        $  46,024        $ 123,945        $  86,447
                                                                      =========        =========        =========        =========
Adjusted earnings per share ("EPS"): (c)
      Basic EPS                                                       $    0.58        $    0.45        $    1.19        $    0.88
      Special item, net of taxes (i)                                          -             0.03                -             0.03
           Adjusted basic EPS (i)                                     $    0.58        $    0.48        $    1.19        $    0.91
                                                                      =========        =========        =========        =========
      Diluted EPS                                                     $    0.58        $    0.44        $    1.18        $    0.86
      Special item, net of taxes (i)                                          -             0.02                -             0.02
           Adjusted diluted EPS (i)                                   $    0.58        $    0.47        $    1.18        $    0.88
                                                                      =========        =========        =========        =========
Earnings before interest, income taxes,
   depreciation and amortization ("EBITDA"): (h)
      Earnings before interest and income taxes ("EBIT")              $ 112,293        $  90,887        $ 228,299        $ 171,920
      Depreciation and amortization                                      13,743           12,688           27,670           25,449
                                                                      ---------        ---------        ---------        ---------
         EBITDA (h)                                                   $ 126,036        $ 103,575        $ 255,969        $ 197,369
                                                                      =========        =========        =========        =========
Net cash flows from operating activities:
      EBITDA (h)                                                      $ 126,036        $ 103,575        $ 255,969        $ 197,369
      Subtract:
      Interest expense, net of investment income                        (16,338)         (20,709)         (32,416)         (36,577)
      Income taxes                                                      (35,501)         (26,677)         (71,938)         (51,419)
      Changes in assets and liabilities, net of effects from
         acquisition of businesses                                      (29,857)          39,921         (108,801)         (32,426)
      Add:
      Provision for doubtful accounts                                    11,414           12,135           21,890           23,180
      Deferred tax provision                                             10,279            5,270           25,087           18,739
      Write-off of debt issuance costs                                        -            1,164                -            1,164
                                                                      ---------        ---------        ---------        ---------
         Net cash flows from operating activities                     $  66,033        $ 114,679        $  89,791        $ 120,030
                                                                      =========        =========        =========        =========
Free cash flow: (j)
      Net cash flows from operating activities                        $  66,033        $ 114,679        $  89,791        $ 120,030
      Capital expenditures                                               (4,769)          (3,165)          (9,837)          (7,155)
      Dividends                                                          (2,347)          (2,125)          (4,680)          (4,250)
                                                                      ---------        ---------        ---------        ---------
         Free cash flow (j)                                           $  58,917        $ 109,389        $  75,274        $ 108,625
                                                                      =========        =========        =========        =========

Segment Reconciliations - CRO Services
--------------------------------------
Adjusted Sales - CRO Services:
      Total net sales (a)                                             $  33,829        $  41,205        $  67,595        $  83,912
      Reimbursable out-of-pockets (a)                                    (4,544)          (5,850)          (9,081)         (13,958)
                                                                      ---------        ---------        ---------        ---------
      Adjusted sales (f)                                              $  29,285        $  35,355        $  58,514        $  69,954
                                                                      =========        =========        =========        =========


DEFINITIONS:
------------
      GAAP: Amounts that conform with U.S. Generally Accepted Accounting Principles ("GAAP").
      Non-GAAP: Amounts that do not conform with U.S. GAAP.
      Pre-buys: Cash outlays primarily comprised of purchases of pharmaceuticals in advance of price increases.


The footnotes presented at the separate "Footnotes to Financial Information" page are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s)
Unaudited


(a) In accordance with Emerging Issues Task Force ("EITF") Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred" ("EITF No. 01-14"), Omnicare has recorded reimbursements received for "out-of-pocket" expenses on a grossed-up basis in the income statement as revenues and direct costs. EITF No. 01-14 relates solely to the Company's contract research services business.

(b) The three and six month periods ended June 30, 2003 include a call premium and the write-off of a ratable portion of the remaining unamortized debt issuance costs, aggregating $4,069 before taxes ($2,523 after taxes), relating to the Company's purchase of $106,535 of the aggregate principal amount of its 5.0%, $345,000 of convertible subordinated debentures in the second quarter of 2003.

(c) EPS (basic EPS; special item, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated adjusted EPS amount for the corresponding period.

(d) The three and six month periods ended June 30, 2003 include the dilutive effect of the 5% convertible subordinated debentures, which assumes conversion using the "if converted" method. Under that method, the convertible debentures are assumed to be converted to common shares (weighted for the number of days assumed to be outstanding during the period), and interest expense, net of taxes, related to the convertible debentures is added back to net income. For purposes of the "if converted" calculation, 5,808 and 7,260 shares were assumed to be converted for the three and six month periods ended June 30, 2003, respectively. Additionally, interest expense, net of taxes, of $1,948 and $4,870 for the three and six month periods ended June 30, 2003, respectively, was added back to net income for purposes of calculating diluted earnings per share using this method.

(e) Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information. Omnicare management believes that the adjusted results provide added insight into the Company's performance by focusing on the results generated by the Company's ongoing core operations. Management uses the adjusted results for measurement purposes. Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(f) The noted presentation excludes amounts that Omnicare is required to record in its income statement relating to EITF No. 01-14, as discussed in further detail at footnote (a) above.

(g) The noted presentation for the three and six month periods ended June 30, 2003 excludes the call premium and the write-off of a ratable portion of the remaining unamortized debt issuance costs, as discussed in further detail at footnote (b) above.

(h) EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare believes that certain investors find EBITDA to be a useful tool for measuring a company's ability to service its debt. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity or net income as an indicator of Omnicare's operating performance. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others.

(i) The special item during the three and six month periods ended June 30, 2003 represents the call premium and the write-off of a ratable portion of the remaining unamortized debt issuance costs related to the Company's purchase of a portion of its 5.0%, $345,000 of convertible subordinated debentures, as discussed in footnote (b) above. Management believes these items are not related to the ongoing operations of Omnicare.

(j) Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company. Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements. Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.